UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 6, 2007 (February 28,2007)

BJ’s Wholesale Club, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-13143	04-3360747
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mercer Road, Natick, Massachusetts	01760
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 651-7400

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Herbert J. Zarkin as President and Chief Executive Officer

On February 28, 2007, the Company’s Board of Directors appointed Herbert J. Zarkin to serve as President and Chief Executive Officer of the Company with the expectation that he will serve for a three year term. Mr. Zarkin, age 68, has served as interim CEO since November 22, 2006, as a director of the Company since November 1996 and Chairman of the Board of Directors of the Company since July 1997. From July 1997 to June 2002, Mr. Zarkin was Chairman of House2Home, Inc., and was President and Chief Executive Officer of House2Home, Inc. from March 2000 to September 2001. He was a director, President and Chief Executive Officer of Waban, Inc. (now known as House2Home, Inc.) from May 1993 to July 1997, which operated BJ’s Wholesale Club as well as HomeBase, another warehouse merchandising business.

Following is the additional information required by Item 5.02(c) of Form 8-K with respect to the appointment of Mr. Zarkin on an interim basis as the Company’s principal executive officer:

Employment Arrangements

The Company has an employment agreement with Mr. Zarkin, which was initially entered into in July 1997, under which he currently receives an annual base salary of $975,000, which is subject to periodic adjustment at the discretion of the Board of Directors, and participates in specified incentive and other benefit plans. If Mr. Zarkin’s employment is terminated by the Company other than for cause, Mr. Zarkin is entitled to payment of certain cash compensation amounts and to certain benefits and continuation of base salary for 12 months after termination at the rate in effect upon termination. The continuing base salary payments to Mr. Zarkin are subject to reduction after three months for compensation earned by Mr. Zarkin from other employment. The continuing benefits to Mr. Zarkin are subject to reduction at any time for comparable benefits received by Mr. Zarkin from other employment.

The Company has a change of control agreement with Mr. Zarkin which provides certain change of control severance benefits as described in more detail in the Company’s Amended and Restated Form of Change of Control Severance Agreement, filed as Exhibit 10.19 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 30, 1999.

The Company anticipates that it will enter into amended employment arrangements with Mr. Zarkin relating to his service as President and CEO, but as of the date of this filing no new arrangements have been entered into.

Certain Transactions

Since the beginning of the Company’s last fiscal year, Mr. Gerald Zarkin, a brother of Mr. Herbert Zarkin, had an interest in certain business transactions involving the Company. The following description provides information with respect to such transactions with respect to the period from January 29, 2006 through February 3, 2007 (“Fiscal 2006”)

The Company purchases merchandise from Tee’s Plus, a division of Edh, Inc., where Mr. Gerald Zarkin is an employee. Such purchases totaled approximately $120,000 during Fiscal 2006. In addition, the Company has an arrangement with Tee’s Plus for the sale of embroidered apparel and the Company receives a percentage of the sales made by Tee’s Plus to the Company’s members. The total amount of sales by Tee’s Plus to the Company’s members was approximately $394,000 in Fiscal 2006, of which the Company received approximately $39,000 pursuant to this arrangement. Mr. Gerald Zarkin earned approximately $70,000 in Fiscal 2006 and in salary and commissions from Tee’s Plus with respect to these purchases by the Company, including salary of $66,000 in Fiscal 2006 received by Mr. Gerald Zarkin as Vice President Sales of Tee’s Plus, which he receives for managing the BJ’s business with Tee’s Plus. In addition, the Company has a consignment arrangement with Universal Supply MC, LLC (“Universal”), which operates as a division of Edh, Inc., for the sale of specialty caps and blankets and also purchases certain merchandise from Universal. The Company provides space in its clubs for the display of Universal’s cap inventory and the Company receives a percentage of the sales made by Universal to the Company’s members. The total amount of consignment sales was approximately $4.2 million in Fiscal 2006, of which the Company received approximately $642,000 from Universal. Mr. Gerald Zarkin received approximately $88,000 in Fiscal 2006 in commissions related to the Universal transactions.

The Company believes that each of the transactions described above was carried out on terms that were no less favorable to the Company than those that would have been obtained from unaffiliated third parties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BJ’s WHOLESALE CLUB, INC.

Date: March 6, 2007	By: /s/ Frank D. Forward
Frank D. Forward Executive Vice President, Chief Financial Officer